Exhibit 10.7

First Amended and Restated Investment Agreement - Meat Tech 3D Ltd.

Please see below a potential outline for investing in Meat Tech 3D Ltd. (the “Company”):

This First Amended and Restated Investment Agreement (the “Investment Agreement”) is made and entered on this 14th day of May, 2020, and amends and restates in its entirety the Investment Agreement made and entered on March 4, 2020. The intent of this Investment Agreement is to describe certain key terms of the proposed agreement between the Company, Mr. Steven H. Lavin and/or an entity controlled by him, Mr. Yossi Arad or a company controlled by him, and Silver Road Capital Ltd. (the “Investor Group”).

The Company	Meat Tech 3D Ltd.
The Investor
The “Investor” shall be (a) Mr. Steven H. Lavin (the “Chairman”) or El Capital Investments, LLC, or another entity controlled by Mr. Steven H. Lavin or in which Mr. Steven H. Lavin holds, directly or indirectly, at least 50% of the shares (to invest approximately 75% of the total Original Investment Amount (as defined below)) and (b) Mr. Yossi Arad (the “Consultant”) or a company he holds (to invest approximately 25% of the total Original Investment Amount).

The Investor’s Options (as defined below)), RSUs and the rights under the Ratchet Mechanism set forth below, shall be freely assignable by the owner of such rights to an affiliate of such owner. For the purpose of this Investment Agreement, a reference to an “affiliate” of a person, shall refer to a person controlling, controlled by, or under common control with such first person.

Investment Outline	An investment in the Company by way of issuance of 1,391,794 Company shares, and additional Investor Options in accordance with the terms set forth in this Investment Agreement.
Share Allocation Terms and additional rights
Investment. The Company will issue shares to the Investor in consideration for an investment in the amount of US$1 million (the “Original Investment Amount”) at a price per share of 2.49 NIS per share (the “PPS”) (the “Investment”).

RSUs. In consideration for the services of the Chairman as an active chairman of the Company’s board of directors and the services of the Consultant as a consultant to the Company, the Investor shall be entitled to the following consideration, to be allocated between the Chairman and the Consultant pro- rata, in accordance with their relative investment amounts:

No. of Granted RSU’S: 1,502,743.

The RSUs shall vest in quarterly equal installments over 3 years; provided that all RSUs shall be fully exercisable immediately prior to the occurrence of a Ratchet Trigger Event (as defined below), or an M&A Transaction, as defined below. The exercise price of each RSU shall be the minimum purchase price per shares authorized by the Tel Aviv Stock Exchange at the relevant time (the “Minimum Price”), which Minimum Price is currently NIS 0.30.

The term “M&A Transaction” shall mean any of the following transactions (in each case, in one or a series of related transactions), directly or indirectly: (i) merger or consolidation of the Company with or into one or more other entities, as a result of such, more than 50% of the outstanding shares of the surviving entity are held by persons who were not holders of Company’s shares as of immediately prior to such transaction or series of transactions, or the sale of more than 50% of the share capital of the Company to another entity; or (ii) sale, transfer, lease, irrevocable, perpetual, substantially worldwide and exclusive license or other conveyance (other than a pledge or grant of one or more security interests by the Company) of all or substantially all of the assets of the Company and/or subsidiaries thereof.

The term “Ratchet Trigger Event” shall mean (a) a change of the Company’s business to any business that is not 3D printing of lab-grown meat, (b) the commencement by the Company of any liquidation proceedings or the adoption of a winding up resolution by the Company or the appointment of a receiver to the Company or a filing by the Company of a motion for a stay of proceedings, and such actions or proceedings are not canceled within forty-five (45) days of its initiation; or (c) the Company (1) is unable or admits inability to pay its debts as they become due; (2) is deemed to, or is declared to, be unable to pay its debts under applicable law; (3) suspends or threatens to suspend making payments on its debts.

Chairman Salary. Chairman shall be entitled to US$15K per month plus VAT if required.

Danny Ayalon Salary. US$2.5K per month plus VAT if required.

Ratchet Mechanism. In addition to the shares and RSUs to be issued in accordance with the foregoing, the Investor will have the option to force the Company to issue additional shares until its Original Investment Amount is returned in accordance with the following conditions (the “Ratchet Mechanism”). The Ratchet Mechanism shall apply separately to any Investor holding Investor Rights (as defined below) with respect to its portion of the Investor Rights and any notices and elections described below shall be made separately by or to, as applicable, each such Investor:

3.2  During a period of three (3) years following the issuance of the shares and the RSU’s by the Company in accordance with the foregoing (the “Ratchet Term”), the Investor shall be entitled to a ratchet protection mechanism as follows:

3.2.1      At the end of the Term or, if earlier, following the occurrence of a Ratchet Trigger Event, in case a Notice (as defined below) has been provided, Company shall act to sell the Investor’s shares, including RSUs and Investor’s Options (collectively, the “Investor Rights”), as provided in section 3.2.4 hereunder. In case that the aggregate amount received by the Investor in consideration for the sale of such Investor Rights that were allocated by the Company to the Investor under this Investment Agreement (collectively, together with any amounts received by Investor in consideration for the sale of Investor Options prior to the exercise of such Investor Options plus the net profit (after tax and after deduction of the exercise price) by the Investor upon sale of Company shares issued upon exercise of Investor Options,  the “Sale Consideration”) is less than the Original Investment Amount, the Company will issue, no later than seven (7) days following a written request by the Investor, additional Company shares to the Investor, for no additional consideration, to be sold by the Investor at market price (subject to legal and other restrictions), having an aggregate value, together with the Sale Consideration, equal to the Original Investment Amount.

3.2.2      The Company will issue the Investor additional Company shares for no additional consideration, as described in the above Section 3.2.1, until the total Sale Consideration received by the Investor shall equal the Original Investment Amount, or the Investor will hold such number of shares which constitute 51% (calculated to reflect the portion held by each Investor) of the total shares of the Company, on a fully diluted basis (and shall not issue, for a period ending 60 days following the date in which the Investor was issued shares constituting 51% (calculated to reflect the portion held by each Investor) of the total shares of the Company, on a fully diluted basis, any additional securities or rights to convertible or exercisable to securities of the Company to any person without the Investor’s prior written consent), in each case, subject to compliance with any legal restrictions and receipt of any consents and approvals required by law.

3.2.3      The Company shall notify the Investor as soon as possible and legally permitted prior to the occurrence of a Ratchet Trigger Event. No later than seven (7) days following the end of the Ratchet Term or, if earlier, the date of the occurrence of a Ratchet Trigger Event, the Investor shall inform the Company (the “Notice”) whether the  Investor wishes to sell or retain its Investor Rights. If Investor provides in such Notice it wishes to retain its Investor Rights, or fails to provide such Notice within such 7-day period, the Ratchet Mechanism shall terminate.

3.2.4      If Investor provides in the Notice that it wishes to sell its Investor Rights, then, the Company shall have 60 days following Investor’s delivery of the Notice (the “Sale Period”), to find a purchaser for Investor Rights, in a Sale Consideration amount equal to (or exceeding) the Original Investment Amount. The distribution of the Investor Rights may be conducted by the Company via a prospectus or by means of sale to a private investor.

3.2.5      If Company fails to find a purchaser which shall acquire the Investor Rights during the Sale Period for at least the Original Investment Amount in accordance with Section 3.2.4 above, then following the lapse of the Sale Period, Investor shall be required to sell the Investor Rights through a qualified distributor to be engaged by the Company, subject to legal restrictions. The distributor shall attempt to sell all the Investor Rights within a period of 60 days following the date of its engagement (“Sale by Distributor”), and only if the total Sale Consideration received from the Sale by Distributor, together with the Sale Consideration previously received by the Investor, if any, is less than the Original Investment Amount, then the Ratchet Mechanism shall be exercised and additional Company shares shall be issued to the Investor in accordance with Section 3.2.2 above, until the Sale Consideration received by the Investor for the sale of such additional Company shares, together with any Sale Consideration previously received by the Investor, shall equal the Original Investment Amount, and the Sale by Distributor shall occur again in the same manner and terms set forth above. Notwithstanding the foregoing, following the expiration of the period for the Sale by Distributor, the Investor shall be  entitled  to  notify  the  Company  that  it  chooses  to  receive such number of shares which constitute 51% (calculated to reflect the portion held by each Investor) of the total shares of the Company, on a fully diluted basis, and upon delivery of such notice, the Investor shall no longer be required to attempt to sell (directly or through another person, including the Company) any such share and the Company shall issue such shares in accordance with Section 3.2.2.

3.2.6      Notwithstanding the foregoing, the Company shall, prior to the issuance of any shares pursuant to the Ratchet Mechanism approach the Tel Aviv Stock Exchange (“TASE”) and obtain the TASE’s approval for such issuance, in a manner that shall comply with any legal requirements at the time of such issuance, including with respect to the Minimum Price (and the Company undertakes toward the Investors to take any reasonable actions in order to allow the performance of its obligations hereunder while complying with such legal undertakings), and the Investors shall pay for each such issued share of the Company, the Minimum Price. The Company further undertakes that if the Company share price as of immediately prior to the issuance of shares pursuant to the Ratchet Mechanism shall be less than NIS 1.00 per Company share, the Company shall consolidate its share capital (i.e., a share consolidate or a reverse share split), so that the price per Company share shall equal or exceed NIS 1.00, and if the Reatchet Mechanism would require issuance of Company shares which will result in the Investors holding at least 51% of the Company’s shares capital on a fully diluted basis, calculated immediately following such issuance, then, prior to such issuance, the Company shall consolidate its share capital so that the number of shares of the Company, on a fully diluted basis, shall equal 1,000,000 shares.

3.2.7       The Ratchet Mechanism shall be cancelled (with respect to any Investor) following the occurrence of any of the following events:

3.2.7.1   Any sale during the Ratchet Term by such Investor of any of the Investor Rights at a price per Company share which is less than the PPS.

3.2.7.2   Additional Listing (as defined below) of Company shares in a leading foreign stock exchange (such as the NYSE, NASDAQ, or London Stock Exchange (not including the AIM) (a “Leading Foreign Exchange”) where all Investor RSUs are converted to Company shares listed for public trading in such Leading Foreign Exchange (the Investor acknowledges that the Company is currently considering listing its shares in the NASDAQ).

3.2.7.3    Such time the Company raises from the public or an unrelated 3rd party an amount equal to 5 times the Original Investment Amount at an average price per share higher by 70% or more than the PPS.

3.2.7.4    Such time the Company’s shares are traded 70% higher than the PPS - for 30 consecutive trading days (at an average minimum volume of NIS 200,000).

Investor Option
Concurrently with the delivery of the Investment amount, the Company will issue to the Investor options exercisable to 8,040,382 Company shares, for an exercise price of NIS 3.36 per option (the “Investor Options”). The exercise period for the Investor Options will be 13 months from the date of grant, and such Investor Options shall be accelerated (i.e., will be required to be exercised or otherwise shall be terminated) immediately prior to the listing of the Company’s shares for public trading in a Leading Foreign Exchange. The Investor Options shall be subject to a grant letter to be entered into between the Company and the Investor, in the form attached hereto as Exhibit A. The shares issuable upon exercise of the Investor Options shall not be subject to a proxy.

Silver Road Options
In consideration for advisory services that shall be set forth in a services agreement to be entered into between the Company and Silver Road Capital Ltd. (“SR”), in the form attached hereto as Exhibit B, concurrently with the delivery of the Investment amount, the Company will issue to SR 3,934,655 options exercisable to Company shares, vested in equal quarterly installments over 1.5 years following the date of grant; provided that all SR options shall be fully exercisable immediately prior to the occurrence of an M&A Transaction, as defined below or a listing of the Company’s shares in any securities exchange other than the Tel Aviv Stock Exchange (pursuant to which the Company’s shares will be registered for trading on any such securities exchange (including through any transaction (such as reverse merger) the result of which is such listing) (an “Additional Listing”).

The exercise price with respect to 50% of such options shall equal to the price of the Investment PPS. The exercise price with respect to the remainder of the options (50%) shall equal 40% over the Investment PPS.

The term of said options shall be 4 years from the date of grant and such options shall be accelerated (i.e., will be required to be exercised or otherwise shall be terminated) immediately prior to an Additional Listing in a Leading Foreign Exchange (a “Mandatory Exercise Event”).

The SR Options shall be subject to a grant letter to be entered into between the Company and SR. The shares issuable upon exercise of the SR Options shall not be subject to a proxy. In addition, if, at the time of, or during the period after a Mandatory Exercise Event, the shares issuable upon the exercise of the SR Options in connection with the Mandatory Exercise Event shall not be freely tradable, whether due to an underwriter’s or similar instruction or arrangement and/or due to legal or stock exchange restrictions, then SR shall be entitled to effectuate the exercise pursuant to the Mandatory Exercise Event through a net / cashless exercise (נטו מימוש), in accordance with the Company’s employee share option plan.

Additional Terms
1.     The additional options exercise prices (and, if applicable, the amount of RSUs) will be adjusted in accordance with changes in the Company’s share capital (dividends, share split, rights issuances, etc.)

2.    Subject to the other provisions of this Investment Agreement (including SR’s right to a cashless exercise set forth above), the Investor Option and Silver Road Options will have an automatic acceleration mechanism, given an Additional Listing in a Leading Foreign Exchange, so that in case of such Additional Listing all such option will be exercised and converted into Company’s shares or terminated (at SR or the Investor’s discretion, as the case may be), immediately prior to such Additional Listing (and the Company should notify them regarding the contemplated time of the Additional Listing no later than 5 business days prior to the completion of such Additional Listing (to the extent legally permitted and possible).

3.    Mr. Steven H. Lavin will be appointed Chairman of the Board of Directors of the Company and shall enter into a directorship agreement, and Mr. Danny Ayalon from SR shall serve as an additional director on the Chairman’s behalf and on behalf of SR.

4.   The Chairman will contribute to the Company for its business, from his good name and familiarity with the food and meat industry for the advancement of its business development.

5.   The Company will not incur any debt (provided that this Section 5 shall not refer to any convertible debt that can be converted into Company’s ordinary shares at any time, at the Company’s discretion or to any loan proceeds which are kept in a restricted account and cannot be used by the Company other than following the conversion into equity), except with the approval of the Investor (any decisions or notices by the Investor in connection with the foregoing shall be delivered jointly by Mr. Steven H. Lavin and Mr. Yossi Arad) and a decision by a majority of the Company’s board of directors.

Representations and Warranties of the Company
The Company hereby represents, warrants and undertakes to the Investor the following, and acknowledges that the Investor is entering into this Investment Agreement in reliance thereon:

1.1.     Organization. The Company is an Israeli public company, duly organized and validly existing under the laws of the State of Israel. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.

1.2.     Authority. The Company has requisite corporate power and authority to enter into, execute, deliver and perform this Investment Agreement, to bind itself hereunder, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

1.3.     Authorization. Subject to the convening of a shareholders meeting, and approval of the transactions contemplated hereby by the Company’s shareholders, all corporate actions on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Investment Agreement and the performance of all of the Company’s obligations hereunder have been taken prior to the date hereof, and they constitute valid and legally binding obligations of the Company, enforceable in accordance  with their respective terms.

1.4.     Valid Issuance. The Company shares, the RSUs, the SR Options and the Investor Options, when issued or granted in accordance with the terms hereunder, shall be duly authorized and granted, and with respect to the Company’s shares and RSUs issued hereunder and any shares underlying the SR Options and Investor Options, validly issued, fully paid and non- assessable, and shall be free of all liens, charges, encumbrances, or any other third-party rights (the “Liens”) and shall be free of any restrictions on transfer other than restrictions on transfer under the Company’s articles of association and under applicable law.

1.5.       Share Capital

(a)  The registered share capital of the Company as of the date hereof is NIS 1,000,000,000, divided into 1,000,000,000 ordinary shares.

(b)   The Company has 50,708,009 ordinary shares issued and outstanding and options and Restricted Share Units exercisable to 17,363,395 ordinary shares, in each case, as of the date hereof.

(c)    The issued and outstanding shares of the Company immediately prior to the date hereof have been duly authorized validly issued, are fully paid and non-assessable, were issued in accordance with applicable corporate and securities laws and were issued free of all Liens, and were not issued in violation of any pre-emptive, anti- dilution or other similar rights.

(d)    Other than as contemplated in or as a result of this Investment Agreement and as set forth in clause (b) above, no person or entity has any agreement, option, right (including without limitation, conversion rights, preemptive rights and rights of first refusal) or warrant for the subscription, allotment, issue or purchase of any of the Company’s shares or other securities of the Company, nor is the Company a party to any undertaking towards any person or entity, regarding issuance or sale of any shares or other securities of the Company.

(e)    The issuance or grant of the shares, RSUs, SR Options or Investor Options hereunder or the exercise of the SR Options or Investor Options will not trigger any anti-dilution or pre-emptive rights which have not been either waived or fully satisfied.

(f)     The Company is not subject to any outstanding or conditioned repurchase obligation of any of the securities issued by it and no security issued by the Company is redeemable by its terms.

(g)    To the Company’s knowledge, there are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the shares of the Company, including any voting agreement granting them any special voting or veto rights.

(h)    The Company has not granted or agreed to grant any registration rights, with respect to its presently outstanding securities or any securities that may hereafter be issued, to any person or entity.

1.6.     Non-Contravention The execution, delivery and performance by the Company of this Investment Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with the organization documents of the Company, (b) contravene or conflict with any applicable law or judgment, decree, order, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, governmental authority or other tribunal of competent jurisdiction, binding upon or applicable to the Company, (c) require notice, breach, conflict with or constitute a default under, or impair the rights of the Company, give rise to a right of termination, suspension, cancellation or amendment of any right of the Company, or acceleration or any adverse amendment of any obligation of the Company, or to a loss of any benefit to which the Company is entitled, or accelerate any obligation of the Company or increase or impose any liability on the Company, in each case under any provision of any contract, agreement or arrangement, binding upon the Company or by which any of the Company’s assets or properties are bound or subject, or any permit of the Company, or (d) result in the creation or imposition of any Lien on any assets or properties of the Company.

Representations and Warranties of the Investors
Each Investor hereby represents, warrants and undertakes, as to itself only, severally and not jointly with the other Investor, to the Company the following, and acknowledges that the Company is entering into this  Investment Agreement in reliance thereon:

1.1.      Organization. The Investor is duly organized and validly existing under the laws of the country of its organization, and has all the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.

1.2.      Authority. The Investor has requisite corporate power and authority to enter into, execute, deliver and perform this Investment Agreement, to bind itself hereunder, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

1.3.      Authorization. All corporate actions on the part of the Investor, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Investment Agreement and the performance of all of the Investor’s obligations hereunder have been taken prior to the date hereof, and they constitute valid and legally binding obligations of the Investor, enforceable in accordance with their respective terms.

1.4.     Non-Contravention The execution, delivery and performance by the Investor of this Investment Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with the organization documents of the Investor, (b) contravene or conflict with any applicable law or judgment, decree, order, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, governmental authority or other tribunal of competent jurisdiction, binding upon or applicable to the Investor, (c) require notice, breach, conflict with or constitute a default under, or impair the rights of the Investor, give rise to a right of termination, suspension, cancellation or amendment of any right of the Investor, or acceleration or any adverse amendment of any obligation of the Investor, or to a loss of any benefit to which the Investor is entitled, or accelerate any obligation of the Investor or increase or impose any liability on the Investor, in each case under any provision of any contract, agreement or arrangement, binding upon the Investor or by which any of the Investor’s assets or properties are bound or subject, or any permit of the Investor, or (d) result in the creation or imposition of any Lien on any assets or properties of the Investor.

Confidentiality
No party shall disclose the existence or the terms of this Investment Agreement to any person other than its respective officers, employees, directors and professional advisors (provided that each party shall be responsible for any action or omission of such persons in contradiction to the confidentiality provisions of this Investment Agreement) without the written consent of the other party. The Company shall not make any public disclosure with respect to this Investment Agreement or the transactions contemplated hereby without first delivering a copy of such disclosure to the Investor Group and receipt of its approval for the content thereof.

Governing Law
This Investment Agreement shall be governed in all respects by the laws of the State of Israel. Any claim, dispute or controversy arising out of or in connection with this Investment Agreement, shall be subject to the sole jurisdiction of the applicable court in Tel Aviv, Israel.

Reimbursement of Expenses
The Investment shall be used, among others, to reimburse the Investor for cost and expenses of legal counsel (up to an amount of $35,000), to be paid upon the consummation of the Investment upon receipt of an invoice.

This Investment Agreement is hereby acknowledged and agreed as of the date first above written:

Meat Tech 3D Ltd.

By: /s/ Sharon Fima     /s/ Omri Schanin

Name: Sharon Fima and Omri Schanin

Title: CEO \ COO and Co Founders

El Capital Investments, LLC

By: /s/ Steven H. Lavin

Name: Steven H. Lavin

Title:

Silver Road Capital Ltd.

By: /s/ Lior Maimon

Name: Lior Maimon

Title: CEO

M.D. Premium Issuance Ltd.

By: /s/ Yossi Arad

Name: Yossi Arad

Title: CEO

[Investment Agreement - Signature Page]